UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2013 (August 23, 2013)

FORTEGRA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35009	58-1461399
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10151 Deerwood Park Boulevard, Building 100, Suite 330
Jacksonville, FL	32256
(Address of principal executive offices)	(Zip Code)

(866)-961-9529
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(e) Compensatory Arrangements of Certain Officers

On August 23, 2013, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Fortegra Financial Corporation (the “Company”) took certain actions in relation to the compensation of Walter P. Mascherin, Executive Vice President and Chief Financial Officer, and Joseph R. McCaw II, Executive Vice President and President of Payment Protection.

Pursuant to the Company's quarterly incentive plan, the Compensation Committee approved the grant of 3,500 shares of Company common stock to Mr. McCaw, in recognition of fourth quarter 2012 superior performance by the Company's Payment Protection division.

The Compensation Committee approved a discretionary grant of $15,938 in shares of Company restricted stock to Mr. McCaw, in recognition of the achievement by the Company's Payment Protection division of threshold targets set forth in his 2012 Individual Annual Performance Objectives. The number of shares granted will be based on the closing price of the Company's shares on August 30, 2013, and the shares will vest in equal installments on each of the first three anniversaries of the grant date.

The Compensation Committee approved grants of options to each of Messrs. Mascherin and McCaw to purchase 7,500 and 5,000 shares of the Company's common stock (collectively, the “Options”), respectively. The exercise price of the Options will be equal to the closing price of the Company's common stock on August 30, 2013, and the Options will vest in equal installments on each of the first four anniversaries of the grant date.

All equity grants are made pursuant to the Company's 2010 Omnibus Incentive Plan and are effective on September 1, 2013, assuming continued employment of the executive.

Finally, effective as of August 1, 2013, the Compensation Committee increased the annual base salary of Messrs. Mascherin and McCaw to $315,000 and $260,000, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortegra Financial Corporation

Date: August 29, 2013	By:	/s/ Christopher D. Romaine
	Name:	Christopher D. Romaine
	Title:	Senior Vice President, General Counsel and Secretary